Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Issuing Company: Peoples Bancorp Inc.
Registration Statement on Form S-4 File No. 333-228745
Subject Company: First Prestonsburg Bancshares Inc.

PEBO - Peoples Bancorp Inc.
Peoples Bancorp Inc. Reports Fourth Quarter Results
Tuesday, January 22, 2019 11:00 AM ET

Officers:
Chuck Sulerzyski; President and CEO
John Rogers; EVP, Treasurer and CFO

Analysts:
Jeanie Dwinell, Sandler O'Neill and Partners
Michael Perito, Keefe, Bruyette & Woods
Kevin Reevey, D.A. Davidson & Co.
Daniel Cardenas, Raymond James & Associates

Presentation
Operator: Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Chad, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarterly period and the full year ended December 31, 2018.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (Operator Instructions).
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to, the success, impact and timing of the implementation of Peoples’ business strategies, including the ability to integrate acquisitions, including the pending merger with First Prestonsburg Bancshares Inc. (“First Prestonsburg”) and any other future acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected; Peoples’ ability to obtain regulatory approvals of the proposed merger of Peoples with First Prestonsburg on the proposed terms and schedule, and approval of the merger by the shareholders of First Prestonsburg may be unsuccessful; the success, impact and timing of the expansion of consumer lending activity; the competitive nature of the financial services industry; changes in the interest rate environment; slowing or reversal of the current U.S. economic expansion; uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; the effects of easing restrictions on participants in the financial services industry; changes in policy and other regulatory and legal developments; and changes in economic conditions and/or activities.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ fourth quarter and full year 2018 earnings release was issued this morning and is available at peoplesbancorp.com under the “Investor Relations” tab.
A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples. Peoples filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) on December 11, 2018, registration number 333-228745, to register the common shares of Peoples to be issued to the shareholders of First Prestonsburg in connection with the pending merger of First Prestonsburg into Peoples. The registration statement includes a proxy statement/prospectus that was sent to the shareholders of First Prestonsburg on or about January 10, 2019 in advance of First Prestonsburg's special meeting of shareholders to be held on February 12, 2019 to consider the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they contain important information about Peoples, FPB and the proposed merger. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, free of charge, on Peoples’ website at www.peoplesbancorp.com under the tab “Investor Relations” or by contacting Peoples’ Investor Relations Department at: Peoples Bancorp Inc., 138 Putnam Street, PO Box 738, Marietta, Ohio 45750, Attn: Investor Relations.
Peoples, First Prestonsburg, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First Prestonsburg in connection with the proposed merger. Information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger. Additional information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples' 2018 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 19, 2018.
This call will include about 20 to 25 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for one year.
Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.
Mr. Sulerzyski, you may begin your conference.
Charles Sulerzyski: Thank you, Chad. Good morning. Thank you for joining us for a review of our fourth quarter and 2018 results.
We are pleased with the continued successes and record quarterly earnings we have achieved. We are also delighted with the announcement of the pending merger with First Prestonsburg. When completed, this merger will provide a deeper presence in Kentucky, where we already have an insurance operation. This will allow us to bring a breadth of products to our insurance clients, and provide additional products and services to the clients of First Prestonsburg. We believe there will be significant opportunity for referrals between our lines of business to provide a well-rounded experience for all clients within this market, once the merger is completed and through the remainder of 2019.
Our fourth quarter 2018 results were very positive. We experienced:

•	Over a 50% increase in net income for the fourth quarter of 2018 compared to the fourth quarter of 2017, and a 9% increase over the linked quarter;

•	Growth of 17% in net interest income and 8% in non-interest income, excluding gains and losses, compared to the fourth quarter of 2017;

•	Return on average assets of 1.38% annualized for the fourth quarter of 2018;

•	Positive operating leverage compared to both the linked quarter and fourth quarter of 2017;

•	An improvement of 7% in our tangible book value per share from September 30, 2018;

•	Organic loan growth of 5% annualized compared to September 30, 2018; and

•	Classified loans declined $5 million, or 11%, compared to September 30, 2018.
Our fourth quarter results included net income of $13.9 million, or $0.71 per diluted share. In comparison, we reported net income of $12.7 million, or $0.65 per diluted share, for the linked quarter, and $9.0 million, or $0.49 per diluted share, for the fourth quarter of 2017.
For the full year of 2018, our reported net income increased 20% and was $46.3 million, or $2.41 per diluted share, compared to $38.5 million, or $2.10 per diluted share in 2017.
The fourth quarter was impacted by $382,000 of acquisition-related costs and $91,000 of pension settlement charges, which are deemed to be non-core expenses. These costs reduced earnings per diluted share by 1 cent, and were more than offset by a 3 cent increase to earnings per diluted share from the final impact of the federal income tax rate change that was recorded during the fourth quarter. John will discuss in further detail a little later in the call.
For the full year of 2018, acquisition-related costs were $7.5 million, which reduced earnings per diluted share by 29 cents. Pension settlement charges were $267,000, and negatively impacted diluted earnings per share by a penny.
Earnings per diluted share for the full year of 2018 were positively impacted by $0.04 for the release of a tax valuation allowance during the second quarter, and $0.03 for the final impact of the federal income tax rate change that was recorded during the fourth quarter.
During the fourth quarter of 2018, we generated positive operating leverage of 1% compared to both the linked quarter and fourth quarter of 2017. Excluding non-core expenses, we continue to experience positive operating leverage, and have done so in 13 of the last 15 quarters, when comparing year-over-year periods.
Excluding non-core expenses, we also experienced positive operating leverage for the full year of 2018, compared to 2017. This is the third consecutive year in which we experienced positive operating leverage for the year, excluding non-core expenses.

Our efficiency ratio improved during the fourth quarter to 62.0%, compared to 62.6% in the linked quarter and 62.1% in the fourth quarter of 2017.
Our adjusted efficiency ratio, which excludes non-core expenses, was 61.0% for the fourth quarter compared to 60.8% for the linked quarter and 60.7% for the fourth quarter of 2017.
For the full year of 2018, our efficiency ratio was 65.3%, compared to 62.2% for 2017. Our adjusted efficiency ratio was 61.3% for 2018, compared to 61.9% for 2017. We believe our active involvement in acquisitions will prove beneficial to our future performance of this metric.
Total loans increased by 3% annualized compared to September 30, 2018. Our organic loans, which exclude the loans acquired from ASB, grew 5% annualized compared to September 30, 2018. Commercial real estate loan balances led the increase, while consumer indirect loans and commercial and industrial loans also provided growth.
Our loans acquired from ASB declined $8 million, or 4%, compared to September 30, 2018.
Compared to December 31, 2017, our total loans increased 16%, and our organic loans grew 7%, which was at the high end of the range we had targeted for 2018. The majority of this growth was driven by increases in commercial and industrial loans, and consumer indirect loans.
Quarterly average loan balances were relatively flat compared to the linked quarter, as commercial and industrial loan growth was offset by the payoffs of commercial real estate loans late in the third quarter of 2018.
Compared to the fourth quarter of 2017, quarterly average loan balances grew 16%. On a year-to-date basis, average loan balances increased 14% compared to 2017. These comparative periods were impacted by the ASB acquisition completed in April 2018.
Asset quality was relatively stable during the fourth quarter.
Classified loans declined $5 million, or 11%, compared to September 30, 2018 and $3 million, or 6%, from December 31, 2017. The improvement in classified loans compared to September 30, 2018 was mostly due to a single commercial relationship that was upgraded during the quarter.
Criticized loans decreased $5 million, or 4%, compared to September 30, 2018 and were up $24 million, or 26%, from December 31, 2017. The increase in criticized loans compared to December 31, 2017, was mostly due to one large commercial loan relationship that was downgraded during the first quarter of 2018.
Delinquency trends declined slightly as 98.5% of our portfolio was considered “current” at December 31, 2017, compared to 98.9% at September 30, 2018, and 98.6% at December 31, 2017.
Our nonperforming assets increased $1.2 million, or 7%, compared to September 30, 2018, and were up $1.9 million, or 11%, compared to December 31, 2017. The increase compared to December 31, 2017, was partially due to assets acquired from ASB. Our nonperforming assets as a percent of total loans and OREO ratio grew 4 basis points to 0.71% at December 31, 2018 compared to September 30, 2018, and was down 3 basis points compared to December 31, 2017.
Our provision for loan losses declined to $1.0 million, compared to $1.3 million for the linked quarter and $1.1 million for the fourth quarter of 2017. For the full year, provision for loan losses grew $1.7 million compared to 2017.
The increase in provision during 2018 was driven by loan growth, which was partially offset by stable asset quality metrics. Our quarterly net charge-off rate remained at 10 basis points, similar to the linked quarter and was down from 22 basis points for the fourth quarter of 2017.
For the full year of 2018 and 2017, our net charge-off rate was flat at 15 basis points.
I will now turn the call over to John to provide additional details around the income statement and balance sheet.
John Rogers: Thanks, Chuck.
We continued to benefit from higher net interest income during the fourth quarter. Our net interest income improved 2% compared to the linked quarter and was up 17% compared to the fourth quarter of 2017. For the full year of 2018, net interest income grew 14% compared to 2017.
Loan growth was the primary driver of the increase, coupled with higher interest rates and the repricing of our variable rate loan portfolio. Higher expenses for deposits and borrowings, resulting from the current interest rate environment and competition for deposits, partially offset the impact of loan activity.
Our net interest margin improved to 3.77%, compared to 3.68% for the linked quarter and 3.63% for the fourth quarter of 2017. The increase in net interest margin was largely driven by higher yields in our investment securities and loans, which were partially offset by increased deposit costs.
Even though deposit costs are rising, we believe that we have managed through this in a prudent manner. Since the Federal Reserve started increasing rates in December of 2015, our cumulative deposit beta is less than 20%.
Our increase in investment securities yield during the quarter benefited from proceeds of $305,000 on an investment security for which we had, in previous years, recorded an other-than-temporary-impairment, which added 3 basis points to net interest margin in the current quarter. No such proceeds were recorded during the linked quarter or the fourth quarter of 2017.
For the full year of 2018, net interest margin grew to 3.71%, compared to 3.62% for 2017. Improved investment securities and loan yields contributed to the increase, which were tempered by increased costs of deposits and borrowings.
During 2018, we recognized $894,000 of proceeds on the investment security for which we had previously recorded an other-than-temporary-impairment, which added 3 basis points to net interest margin, compared to $814,000, and 3 basis points, during 2017.
While we have received large proceeds related to this investment security in recent years, we have recovered the full principal of the security, and have no expectations of receiving sizeable proceeds going forward.
Accretion income from acquisitions, which is net of amortization expense, declined $106,000 compared to the linked quarter, and was down $209,000 compared to the fourth quarter of 2017. Accretion income added 6 basis points to net interest margin during the quarter, compared to 7 basis points for the linked quarter and 9 basis points for the fourth quarter of 2017.

Accretion income during 2018 decreased $888,000 compared to 2017. Accretion income added 6 basis points to net interest margin during 2018 and 10 basis points during 2017.
Accretion income from the acquired ASB loans was $179,000 for the fourth quarter, and was more than offset by the amortization of the fair value adjustment to time deposits of $218,000. Total accretion income from the acquired ASB loans was $623,000 for 2018, which was lower than the $653,000 of amortization of the fair value adjustment to time deposits. The fair value adjustment on time deposits will be significantly lower during the first half of 2019, and will be fully amortized by the end of the second quarter of 2019.
Total non-interest income, excluding net gains and losses, declined slightly compared to the linked quarter. This decrease was driven by lower commercial loan swap fees and mortgage banking income, which is typically lower at this time of year. These declines were partially offset by higher Small Business Administration and electronic banking income.
Compared to the fourth quarter of 2017, total non-interest income, excluding net gains and losses, grew 8%. Contributing to the increase were higher mortgage banking income and electronic banking income, which were partially offset by lower swap fees.
Total non-interest income, excluding net gains and losses, increased 9% for the full year of 2018, compared to 2017. All categories of non-interest income contributed to the increase, with the exception of swap fees, which were sluggish and are based on customer demand.
Total non-interest expense was relatively flat compared to the third quarter, and was up 13% compared to the fourth quarter of 2017. Compared to the linked quarter, declines in salaries and employee benefit costs were offset by higher professional fees and franchise tax expense. The decrease in salaries and employee benefit costs were driven by a reduction in base salaries, medical insurance costs and a lower pension settlement charge in the fourth quarter of 2018. Franchise tax expense increased during the fourth quarter as we completed our annual accrual review associated with our 2017 tax filing completion. Acquisition-related expenses recorded during the fourth quarter of 2018 were the main reason for the increase in professional fees compared to the linked quarter.
When compared to the fourth quarter of 2017, salaries and employee benefit costs grew $2.8 million. This increase, coupled with higher franchise tax expense and electronic banking expense, drove the higher total non-interest expense compared to the fourth quarter of 2017. Salaries and employee benefit costs were higher due to the additional employees from the ASB acquisition, coupled with increased sales production during 2018 that resulted in higher sales and incentive compensation compared to the fourth quarter of 2017.
Total non-interest expense increased 17% for the full year of 2018, compared to 2017. Acquisition-related expenses recognized during 2018 were $7.2 million, and were $341,000 during 2017. The increase in total non-interest expense was largely due to higher salaries and employee benefit costs, which were the result of an increase in base salaries from one-time costs associated with the ASB acquisition, along with the increase in employees from the acquisition. Also contributing to higher salaries and employee benefit costs were annual merit increases, increased sales-based and incentive compensation, along with a company-wide $15 per hour minimum wage that was starting to be implemented during 2018.
Our income tax expense declined compared to the linked quarter, fourth quarter of 2017 and full year of 2017. Our lower income tax expense during the fourth quarter reflects a $705,000 decrease resulting from the final true up of our deferred taxes related to our 2017 tax return being filed during the fourth quarter.

The $705,000 included the finalization of the impact of the Tax Cuts and Jobs Act, which resulted in the remeasurement of our deferred tax assets and deferred tax liabilities at a federal income tax rate of 21%, compared to the previously required amount of 35%.
Also during the second quarter of 2018, we recognized an $805,000 reduction to income tax expense for the release of a tax valuation allowance that had previously been recorded.
As it relates to the balance sheet, we continue to maintain a relatively flat investment portfolio balance, compared to prior periods. This has resulted in a ratio of investment securities to total assets of 22% at December 31, 2018 and September 30, 2018, compared to 24% at December 31, 2017.
Our core deposits, which exclude $658 million of CDs, declined 3% compared to September 30, 2018 and were up 3% compared to December 31, 2017. We had a large balance in governmental deposits at September 30, 2018, which declined by $77 million at December 31, 2018.
Our interest-bearing deposits increased 5% compared to September 30, 2018 and were down 3% compared to December 31, 2017.
Our demand deposits as a percent of total deposits grew to 40% at December 31, 2018, compared to 38% at September 30, 2018, and were down from 42% at December 31, 2017. The increase in this ratio compared to September 30, 2018 was due primarily to a decline in governmental deposits during the quarter, which are not demand deposits.
Our quarterly average total deposits were up slightly compared to the linked quarter, largely due higher non-interest bearing deposits, which were partially offset by the reduction in governmental deposits.
Compared to the fourth quarter of 2017, quarterly average total deposits increased 11%, and for the full year of 2018 were up 10% compared to 2017. The increase in average total deposits compared to the fourth quarter and full year of 2017 was mainly due to the ASB acquisition.
At December 31, 2018, our loan to deposit ratio grew to 92%, compared to 89% at September 30, 2018 and 86% at December 31, 2017. Our seasonally low governmental deposits were a driver of the higher ratio at December 31, 2018. We believe the strong deposit base associated with First Prestonsburg will drive this ratio lower, and provide the liquidity to support future opportunities to grow the loan portfolio.
Our capital ratios have benefited from our increased earnings, which have exceeded our dividends declared and paid. Compared to September 30, 2018, our common equity tier 1 capital ratio improved by 18 basis points, and is up 24 basis points compared to December 31, 2017. Our tier 1 capital ratio increased to 13.8%, while our total risk-based capital ratio grew to 14.5%, compared to September 30, 2018.
Our tangible equity to tangible assets ratio improved 49 basis points to 9.37%, compared to September 30, 2018, and 23 basis points compared to December 31, 2017. Our tangible book value per common share increased to $18.35, compared to $17.44 at September 30, 2018 and $17.17 at December 31, 2017.
We maintained our dividend rate at $0.30 per share, which represents 42% of our fourth quarter diluted earnings per share.
I will now turn the call back to Chuck for his final comments.
Chuck Sulerzyski: Thanks, John.

We believe our “go to market” proposition of insurance, investments and banking distinguishes us in our marketplace. Our 2018 results were achieved by intense sales and service efforts combined with great internal teamwork. We continue to improve the quality of our execution. We are optimistic about future years as we get the benefit of our human capital and technology investments.
We have an opportunity to make 2019 even better. With the pending merger with First Prestonsburg expected to close in April, we anticipate many synergies will be gained. We will expand our footprint in eastern Kentucky, and complement our insurance business already established in that area. This acquisition will allow us to introduce new products and services to First Prestonsburg’s clients, including our insurance and investment specialties.
In summary, our 2018 results were strong in several aspects, including:

•	Total revenue growth of 13% compared to the full year of 2017;

•	Improvement in our adjusted efficiency ratio, excluding one-time costs;

•	Stable asset quality metrics, with our continually growing loan portfolio;

•	An increase of 23 basis points in our tangible equity to tangible assets ratio compared to December 31, 2017; and

•	Cash dividends paid in 2018 were $1.12, which were 33% higher than the amount paid in 2017.
We plan to carry our momentum from 2018 into 2019. For 2019, excluding the impact of the First Prestonsburg merger, we currently anticipate:

•
Loan growth of 6 to 8%. However, we do anticipate a slow first quarter due to known upcoming payoffs. We do not see the slow first quarter preventing us from having our 7th consecutive year with organic loan growth greater than 6%;

•
We expect an increase in credit costs in 2019. This expectation does not reflect any specific concern about our portfolio. Rather, it reflects a belief that the industry is enjoying unusually low charge-offs;

•	We believe net interest margin will be around 3.75% for the full year, which anticipates one rate increase in 2019;

•	Fee-based revenue growth is expected to be between 7% and 9%;

•	We expect total revenue growth to be in the upper single digits;

•	We expect non-interest expense growth to be in the mid-single-digits;

•	Our target efficiency ratio for 2019 is between 59% and 61%;

•	We anticipate our effective tax rate to be between 19% and 19.5% for 2019.
As it relates to First Prestonsburg, we are currently estimating total acquisition-related costs of approximately $8.5 to $9 million. The majority of these costs will be recognized during the second quarter of 2019.
With the current government shutdown, our ability to execute certain transactions, including SBA loan sales, may be delayed until resolution is reached.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is John Rogers, our Chief Financial Officer.
I will now turn the call back to the hands of our call facilitator. Thank you.

Questions and Answers
Operator: We will now begin the question-and-answer session. (Operator Instructions). Scott Siefers with Sandler O'Neill and Partners.
Jeanie Dwinell: This is actually Jeanie on for Scott. So first, I guess what do you guys see happening to the core margin absent moves from the Fed in 2019?
Chuck Sulerzyski: As we indicated, the --
John Rogers: Yes, I think -- we think it's going to be around 3.75%. I think it might -- as a slight upside to the fourth quarter, we've kind of reduced our prior guidance to one increase during the year, basically somewhere in the middle of the year. I think we will see a little bit of benefit from some of the deposit amortization that we're seeing from ASB that will go away.
During 2018, we had swaps that went effective. They became effective during the course of the year, which lowered our long-term borrowing costs, so we'll see additional benefit from that in 2019. We think we've been decent on the deposit pricing in our markets, so we don't see a need to be overly aggressive in deposit pricing. In 2019, we'll see how rates move in the market and keep tabs on that, but we don't see extraordinary pressures with respect to that.
So our key -- as you can see, I think we had a good fourth quarter -- really relates LIBOR, mainly 1 and 3 months, and that's had a nice steady increase. And that will have a key driver to how we perform on the margin coming out of our commercial side of the book. Hopefully, we see that's continuing to rise somewhat and that would definitely be beneficial to us.
Jeanie Dwinell: Okay, great. Thanks. And then just secondly, what are your thoughts on future M&A once you guys kind of get First Prestonsburg behind you?
Chuck Sulerzyski: We continue to have conversations; we continue to look at opportunities. We will continue to be disciplined in terms of looking for deals at the right price.
Jeanie Dwinell: Okay, perfect. Thank you.
Operator: Michael Perito with KBW.
Michael Perito: I wanted to ask on the loan growth target for next year, 6% to 8%, if I'm just doing some quick math here, you guys have, on a net basis, grown loans about $20 million the last couple of quarters. Obviously, you've seen some nice production in some areas, and that the payoffs in commercial real estate have weighed on that net overall production. But when I think about a slow first quarter from continued payoffs, it kind of -- if I do some quick math points to like a roughly $50 million net production per quarter for the last 3 quarters of the next year. And I guess it seems like a pretty healthy level relative to where you've been the last couple of years.
I'm just kind of curious where you're seeing those opportunities that give you that confidence that it could rebound, especially in light of something like the non-bank competition we're seeing and stuff like that.
Chuck Sulerzyski: Yes, I think your question makes a lot of sense if you just run the math. I think there's a couple of factors to consider. We have -- we do business with quality sponsors who have taken some deals to the permanent market. We expect those sponsors to give us the opportunity to replenish some of that.

First off, I would also say that what we're saying we're going to do is nothing that we haven't done for the last 6 years. I think we've had an uncanny string of consecutive quarters where our inflows were ahead of our outflows. If you will, we flipped a coin too many times in a row that came up heads. We were kind of almost due for a little bit of a backward or a slow quarter. But when we look at the pipeline, when we look at what we're seeing and hearing in the market, we remain optimistic on what we can do in 2019.
Michael Perito: Okay. So basically, kind of a continuation of -- and especially on the C&I and consumer side -- of what you have seen. But then you expect the CRE to rebound a bit. It would sound like at some point next year, which would help kind of reach that 6% to 8% range?
Chuck Sulerzyski: Yes, I think it's a combination. We continue to grow. If you look over the last half-dozen years, we've grown consumer slightly more than we have commercial, and the commercial has grown slightly more in C&I, or meaningfully more in C&I than it has in CRE. We don't think those trends will change much over the next few years.
How any one quarter goes is a little bit of a matter of luck and randomness to it. But the long-term trends of balancing between consumer and commercial, and then within commercial between C&I and CRE is what we are committed to.
John Rogers: And Mike, if you recall, we mentioned previously on calls about our new floor plan initiative and we have a decent pipeline there. And we should continue to see some growth as those investments bear fruit in 2019; in addition to some that it has done in 2018.
Michael Perito: Okay. And then a little bit of a different question for you, Chuck, but obviously, on the fee income growth guidance, there seems like there's some good momentum there. Insurance and trust I think I have a pretty good handle on, but can you remind me what some of the drivers of the electronic banking platform are; and what some of the specific VRMs that you guys have seen growth in, and have driven the growth in that line item which I'm assuming should continue going forward?
Chuck Sulerzyski: Yes, Mike, I guess a couple of comments. A lot of it's been driven by the consumer. You also see good fee income growth on a year-over-year basis in the mortgage business. And John, I don't know if there's anything you want to add?
John Rogers: Yes, I think the electronic banking income, for the most part, is debit card-related type interchange fees that are coming from there. So you continue to see increased customer growth or usage there of the electronic channels. I'm not sure most people under 30 don't know what cash is, so that's highly beneficial.
And we also re-did the contract with MasterCard which provides us -- which is actually going to give us some help on some of those fees and etc. that comes through that line item into 2019 and many subsequent years to come with respect to that. So that's specifically what's going on in the electronic banking world.
Michael Perito: Got it, helpful. And then actually, if I can just sneak one last one in -- any thoughts on -- I don't think I've asked you guys about this in a little while. Just on the overall, now that -- especially now that M&A is resumed on the overall branch footprint of the franchise today, and are there any considerations to closing or optimizing anywhere? Do you feel good about kind of the physical footprint that the Company has today?
Chuck Sulerzyski: I think we've been pretty consistent over time of tuning the network. We are in the process of closing 2 branches currently, and over the last 7, 8 years, I think we've closed 19 branches and opened 1. So we continue to look at it annually, and I think there's some opportunities over time to make the network more efficient.
Michael Perito: Got it. All right. Thank you, guys. I appreciate it.
Operator: (Operator Instructions). Kevin Reevey with D.A. Davidson.
Kevin Reevey: So my question related to your fee income growth guidance of 7% to 9%. How should we think about the commercial swap fees? I know it's a little lumpy, but when you look at it year-over-year, 2018 versus 2017, looks like it's down quite a bit. How should we think about that line item within the 7% to 9% guidance?
Chuck Sulerzyski: I think that if you look at the swap income, a lot of the success in the earlier years was by penetrating the portfolio that we have. I think most of our swap effort now is coming from new sales, so it's more of a struggle than perhaps it was. I think we can make up for that with SBA opportunities going forward.
John Rogers: Yes, Kevin, I think we would think that we'd do maybe slightly better than 2018, but probably not to the levels that we had in 2017.
Kevin Reevey: Okay. That's helpful. And then on the --
John Rogers: The big increase -- just to add a little bit though, Kevin, I think the big increase looking forward is some of the electronic banking income will continue to have, I think, some benefits.
And mortgage, we have a full year of ASB this year. The CMOD Group that came out of there, the mortgage operation out of that area, definitely contributed. It's about half of our production, so we're going to get some lift out of that just by being here longer and in addition to having a full year up to speed -- within the company. So we're looking for good results out of that business.
Kevin Reevey: That's helpful. And then within CRE, given where we are in the cycle, are there any particular subsectors of commercial real estate that you're purposely avoiding?
Chuck Sulerzyski: Yes, there are several that we've been avoiding for a long time now. We don't do much in hotels; we don't do anything meaningful in strip malls. We've gotten a little bit more cautious on multifamily in central Ohio. So we're pretty -- I'd just say that the business that we are doing is with quality sponsors that have the personal balance sheets that they could weather a difficult situation. I don't really see us changing in good times or bad times from some of those disciplines that we've been on now for many years.
Kevin Reevey: And then lastly, capital management, it looks like you've done a nice job building your capital levels. And then with First Prestonsburg coming on, that's going to be accretive to earnings. So that should further enhance capital levels. How should we think about your capital management strategy in 2019 as it relates to buy back some dividends?
Chuck Sulerzyski: Well, I think there's probably upside opportunities on the dividend over time. Obviously, with the buybacks, we're precluded from buybacks until after the deal is closed, and we'll assess it at that point in time as to whether the price is advantageous or not. We're not opposed to buying back shares and we've done so in the past.
Kevin Reevey: Great, thank you.

Operator: Daniel Cardenas with Raymond James.
Daniel Cardenas: So just a quick question on your credit cost outlook for 2019. It doesn't appear that -- you don't see anything in the near-term horizon. Is it just more that, given that we've been so good for so long, that you expect to see some weakness on a go-forward basis? Is that kind of what's behind your assumption? And then how should we be thinking about charge-offs for 2019?
Chuck Sulerzyski: Yes, I have no reason to think that charge-offs will be any different than they were in 2017 or 2018. It's just that that is really much better than what you see in the industry over time. I think we're living in a really fortunate time and I want people to be mindful of that. So that's why we always put the comment in about we are not as optimistic in the future as we have been in the past, but we continue to do good business.
Our indirect portfolio, the average scores on those continue to increase. We just had our best quarter ever in terms of new production, in terms of average credit scores. So, we're optimistic, but I don't believe that the industry or us over time will have a charge-off rate that's been what it has been the last 5 years.
Daniel Cardenas: Got it. It makes sense. All right. And then maybe some color in your ability to kind of continue to hold your deposit betas down. I think, John, you mentioned they were, what, slightly less than 20%? Are competitive factors beginning to increase throughout your footprint that could maybe put some pressure on that ratio?
John Rogers: I don't -- we see rates going up. We still see certain smaller institutions doing things that are little bit on the aggressive side that we don't try to match or get overly concerned about, and we're -- considering the big players. We watch the pricing services. We're pretty much near the top; we're not at the top. We don't think we're under pressure.
We do see some promotional activity to try to garner deposits and do that, but right now, I don't think we're seeing a lot. You see more from the governmental agencies; you'll see more from the corporate side that are managing it. But I think customers are fair; especially in those worlds, they keep an eye on the markets and what's happening. And I think they're seeing that there is a return to a slower increase in rates, if anything at all.
Chuck Sulerzyski: Also a lot of our emphasis is on small business and commercial, and those deposits are free deposits generally. And we've been able to grow there, and are optimistic about our ability to continue to grow both through our commercial associates as well as our branch network. And I think that'll continue to help us to hold the costs relatively low.
40% of our deposits are in checking accounts, whether they're interest-bearing or not. So that'll also help us. So I think there's a lot of reasons, and our footprint, there's a lot of small towns where we've got 20%, 30%, 40% share. I think that's pretty helpful too.
Daniel Cardenas: Okay, good, good. And then just kind of with the government shutdown still going on, maybe no end in near-term. Is that impacting any of your markets economically?
Chuck Sulerzyski: We see signs of it in different places. I don't think we see anything that's overly dramatic, but we have some concentrations. We've got a community that has a big federal prison that's seeing some stress. We're seeing some ability to get our business done, the SBA deals and so forth. But for the most part, it's relatively minor at this point in time.
We have made arrangements to be flexible with clients in terms of fees and loan arrangements. So we are able to help where we can. We've done some things in the community to help with food banks and things of that nature where we see the need.
Daniel Cardenas: Great. All right. Thanks guys. Appreciate it.
Operator: At this time, there are no further questions. Mr. Sulerzyski, do you have any closing remarks?
Chuck Sulerzyski: Yes, I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thanks for your time and have a good day.
Operator: And thank you, sir. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.